Consent of Independent Registered Public Accounting Firm The Board of Directors Jackson National Life Insurance Company and Contract Owners of Jackson National Separate Account I: We consent to the use of our reports on the financial statements of Jackson National Life Insurance Company dated March 4, 2016 and on the financial statements of each sub- account within Jackson National Separate Account I dated March 22, 2016, included herein and to the reference to our firm as “Experts” in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-4 Registration Statement of Jackson National Separate Account I. /s/KPMG LLP Chicago, Illinois September 14, 2016 KPMG LLP Aon Center Suite 5500 200 East Randolph Drive Chicago, IL 60601-6436 KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.